Exhibit 99.1

Recent Developments

As a result of the consummation of a merger in January 2007 (the “Merger”), we are required to present our results under GAAP for the year to date 2007 as two separate periods. Our Predecessor financial period refers to the period from January 1 through January 30, 2007 prior to consummation of the Merger. Our Successor financial period refers to the period from January 31 through December 30, 2007 following consummation of the Merger. The combined period refers to the combined Predecessor and Successor period of January 1 through December 30, 2007.

Our total combined revenues are expected to be approximately $105 million and $359 million for the thirteen weeks ended and the year ended December 30, 2007, respectively. Our same-store sales growth declined approximately 1.8% for the thirteen weeks ended December 30, 2007. Our same store sales for the year ended December 30, 2007 increased 1.5%. As of December 30, 2007, we have 1,030 restaurants of which 506 were Company-owned and 524 were franchised.

The amounts disclosed above are preliminary estimates, based on data obtained to date, have not been audited or independently reviewed and are subject to revision as additional data becomes available. As a result, the actual amounts of total revenues, same-store sales growth and store count may differ materially from the amounts disclosed above.